EXHIBIT 23.2

DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas  75244

May 24, 2010

Hess Corporation
1185 Avenue of the Americas
New York, New York  10036

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (including any amendments thereto) to be filed by Hess Corporation with the United States Securities and Exchange Commission on or about May 24, 2010, with respect to the 2008 Long-Term Incentive Plan, as amended, of Hess Corporation of the name DeGolyer and MacNaughton and of references to DeGolyer and MacNaughton as an independent petroleum engineering consulting firm, under the heading “Oil and Gas Reserves” – “Reserves Audit” and “Oil and Gas Reserves” –  “Proved undeveloped reserves” in Hess Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009, and of our third-party letter report dated January 15, 2010, containing our opinion on the proved reserves attributable to certain properties owned by Hess Corporation, as of December 31, 2009, included as an exhibit in Hess Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009.

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON Texas Registered Engineering Firm F-716